Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-70910) pertaining to the Peabody Western-UMWA 401(k) Plan of our report dated June 25, 2008, with respect to the financial statements and schedule of Peabody Western-UMWA 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP
St. Louis, Missouri
June 25, 2008